Agreement of Merger

                                  by and among

                         Consolidated Hydro Maine, Inc.,

                              CHI Universal, Inc.,

                            Consolidated Hydro, Inc.,

                        Ridgewood Maine Hydro Corporation

                                       and

                      Ridgewood Maine Hydro Partners, L.P.

                                   Dated as of

                                  July 1, 1996




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                               AGREEMENT OF MERGER

          THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of July 1, 1996 between and among Consolidated Hydro Maine, Inc., a Delaware Corporation ("CHI Maine"), CHI Universal, Inc., a Delaware Corporation ("Universal"), Consolidated Hydro, Inc., a Delaware Corporation ("Parent"), Ridgewood Maine Hydro Corporation, a Delaware corporation (the "General Partner") and Ridgewood Maine Hydro Partners, L.P., a Delaware limited partnership (the "Partnership").

                                    RECITALS

          A. CHI Maine owns and operates all the assets of 14 separate hydroelectric generating facilities located in the State of Maine which collectively have a nameplate generating capacity of 11.32 megawatts and which sell electricity pursuant to Power Purchase Agreements (as defined below) (individually, a "Project" and collectively the "Projects").

          B. CHI Maine is a wholly owned subsidiary of Universal, and Universal is a wholly owned subsidiary of the Parent.

          C. Subject to the terms and conditions of this Agreement, and in accordance with the General Corporation Law and Limited Partnership Act (as each is defined below), the parties hereto desire that CHI Maine be merged with and into the Partnership (the "Merger").

          D. The Merger has been approved by the Board of Directors of CHI Maine, by Universal, as sole shareholder of CHI Maine, by Parent, as sole shareholder of Universal, and by each of the general and limited partners of Partnership.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties intending to be legally bound, hereby agree as follows:


                                    ARTICLE 1
                         Definitions and Interpretations


          1.1 Defined Terms. Capitalized terms used in this Agreement without other definition shall have the meanings specified in this Section 1.1, unless the context requires otherwise.




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          "Additional Consents and Notices" has the meaning set forth in Section
4.6.

          "Adjusted Cash Consideration Statement" has the meaning set forth in
Section 3.3.1.

          "Affiliate" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, "control," "controlled by" and "under common control with," with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agreement" means this Agreement of Merger, including all Exhibits and Schedules.

          "Amended Partnership Agreement" means the amended and restated Agreement of Limited Partnership of the Partnership in the form of Exhibit A.

          "Balance Sheet" means the balance sheet of CHI Maine prepared in accordance with GAAP as of the Effective Date, but excluding as assets of CHI Maine any accounts receivable or other assets receivable from Affiliates of Parent or Universal.

          "Bangor Hydro" means Bangor Hydro-Electric Company, a Maine
Corporation.

          "Cash Consideration" has the meaning set forth in Section 3.2.4, as the same may be adjusted pursuant to Section 3.3.

          "Certificate of Merger" means a Certificate of Merger between CHI Maine and the Partnership in the form of Exhibit B.

          "CHI Maine" has the meaning set forth in the Recitals.

          "CHI Maine Assets" means all the assets and rights of any kind or character owned or leased or otherwise benefiting CHI Maine, including (i) the Sites, and all easements, rights of way and other similar rights in which CHI Maine has any interest, (ii) the approximately 11.32 megawatt nameplate capacity hydroelectric generating facilities and related fixtures, improvements, equipment and other assets located on the Sites, (iii) the Power Purchase Agreements and all of the other Project Documents, (iv) all of the other tangible and intangible, personal, real, mixed and other property and assets of any kind owned or leased by CHI Maine or in which CHI Maine has any rights or interests.

         "CHI Maine Shares" has the meaning set forth in Section 5.1.


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         "Closing" has the meaning given in Section 3.1.
         "Closing Date" has the meaning set forth in Section 3.1.

          "Closing Documents" means, collectively, this Agreement, the Certificate of Merger, the Amended Partnership Agreement, the Option Agreement and the O&M Agreement.

          "CMP" means Central Maine Power Company, a Maine Corporation.

          "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations adopted thereunder.

          "Current Assets" means, collectively, the CHI Maine Assets shown or required to be shown as current assets on the Balance Sheet.

          "Current Liabilities" means, collectively, all liabilities of CHI Maine shown or required to be shown as current liabilities on the Balance Sheet.

          "Default" means, when used with reference to any agreement without other reference, any event or circumstance that, with the giving of notice or lapse of time, or both, would, unless cured or waived, become an Event of Default under such agreement.

          "Delaware Laws" means, collectively, the General Corporation Law and the Limited Partnership Act.

          "Effective Date" means 12:01 a.m. July 1, 1996.

          "Environmental Laws" means, collectively, all federal, state, local and other laws, statutes and regulations, and any other rule, guidance, guideline or common law, which in any way relates to health, safety or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. ss. 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. ss. 7401 et seq.; the National Environmental Policy Act of 1975, 42 U.S.C. ss. 4231; the Rivers and Harbours Act of 1899, 33 U.S.C. ss. 401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. ss. 1531 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss. 651 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. ss. 300(f) et seq.; the


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Hazardous Materials Transportation Act, 42 U.S.C. ss.ss. 1471, 1472, 1655, 1801
et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. ss. 136 et seq.; and the Atomic Energy Act, 42 U.S.C. ss. 3011 et seq.

          "Event of Default" means, when used with reference to any agreement without other reference, an event of default or other similar event as defined in, or pursuant to, the terms of such agreement.

          "FERC" means the Federal Energy Regulatory Commission and its successors.

          "Financial Statements" has the meaning set forth in Section 5.4.

          "FPA" means the Federal Power Act, as amended, and all rules and regulations adopted thereunder.

          "GAAP" means generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis by the accounting entity to which they refer.

          "General Corporation Law" means the General Corporation Law of the State of Delaware (as amended).

          "General Partner" has the meaning set forth in the Preamble of this Agreement.

          "Governmental Approval" means any applicable authorization, approval, consent, license, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Person.

          "Governmental Consents and Notices" has the meaning set forth in
Section 4.5.

         "Governmental Filing" shall mean any filings, reports, registrations, notices or other submissions made to any federal, state or local Governmental Person.

         "Governmental Person" means any federal, state, local or other government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

         "Governmental Rule" means any applicable federal, state, local or other law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Person, but does not include Governmental Approvals.



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          "Hazardous Substance" shall mean any "hazardous substance" as defined under Section 101(14) of CERCLA or the regulations adopted pursuant thereto, or any "hazardous substance" as defined under any similar statute, rule or regulation of Maine.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations thereunder.

          "Knowledge", "known" and "knows", whether or not capitalized herein and when used with respect to matters covered by a representation, warranty, covenant or other provision of this Agreement applicable to the Projects, CHI Maine, Universal or the Parent, means the knowledge and beliefs of each of Edward M. Stern, Daniel S. Pease and John Bogert.

          "Lien" means any lien, mortgage, encumbrance, charge, pledge, lease, security interest, claim, option or right of any kind (including any conditional sale or other title retention agreement) which constitutes an interest in or claim against property.

          "Limited Partnership Act" means the Limited Partnership Act as adopted by the State of Delaware (as amended).

          "Merger" has the meaning set forth in the Recitals.

          "Merger Effective Time" has the meaning set forth in Section 2.2.

          "Merger Securities" has the meaning set forth in Section 3.2.5.

          "Net Working Capital Amount" means the amount by which Current Assets exceed (or are less than) the Current Liabilities.

          "O&M Agreement" means the Operations, Maintenance and Administration Agreement in the form of Exhibit C.

          "Option Agreement" shall mean the Option and Escrow Agreement in the form of Exhibit D attached hereto.

          "Parent" has the meaning set forth in the Recitals.

          "Partnership" has the meaning set forth in the preamble of this Agreement.

          "Permitted Liens" means (i) any Lien for real estate or similar taxes which are not yet due and payable, (ii) the Liens created under the Power Purchase Agreements and (iii) Liens on record at the land records office in local jurisdiction in which any Project is located.



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          "Person" means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Person or other entity.

          "Power Purchase Agreements" means the Power Purchase Agreements between CHI Maine and Bangor Hydro CMP, as the case may be, with respect to each Project as more fully described on Schedule 1.1 attached hereto.

          "Project" has the meaning set forth in the Recitals.

          "Project Documents" has the meaning set forth in Section 5.8.

          "Projections" means the financial projections for the Projects attached hereto as Exhibit E.

          "PUC" means the Public Utilities Commission of the State of Maine.

          "PUHCA" means the Public Utility Holding Company Act of 1935, as amended, and all rules and regulations adopted thereunder as in effect from time to time.

          "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended, and all rules and regulations adopted thereunder as in effect from time to time.

          "Qualifying Facility" means a "qualifying facility" within the meaning of PURPA.

          "Regulated Substance" means (a) asbestos, PCBs, petroleum or petroleum products, and (b) any "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous substances", "regulated substances", "industrial waste", "residual waste", "solid waste", "toxic substances", "toxic pollutants", "contaminants" or "pollutants" as any of those terms is currently defined in or for the purpose of any applicable Environmental Law.

          "Release or Discharge" shall mean, whether or not capitalized, any spill, leak, emission, dumping, discharge, injection, escape, or disposal of any substance into the environment, including any surface water, groundwater, land surface, subsurface strata or air.

          "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations adopted thereunder.

          "Site" means with respect to each Project, the land upon which such project is located, as more fully described on Schedule 5.7.1 attached hereto.

          "Trust" means Ridgewood Electric Power Trust IV, a Delaware business Trust.



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          1.2 Interpretations. For purposes of this Agreement, except where otherwise expressly provided or unless the context otherwise necessarily requires:

               1.2.1 the terms "herein," "herewith" and "hereof" are references to this Agreement, taken as a whole;

               1.2.2 the terms "include," "includes" and "including" shall mean "including, without limitation";

               1.2.3 references to a "Section," "Article," "Exhibit" or "Schedule" shall mean a Section, Article, Exhibit or Schedule of this Agreement, as the case may be;

               1.2.4 references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made;

               1.2.5 references to a Person include its permitted successors and permitted assigns;

               1.2.6 the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa;

               1.2.7 reference to a given Governmental Rule is a reference to that Governmental Rule as amended, modified, supplemented or restated as of the date on which the reference is made; and

               1.2.8 accounting terms have the meanings given to them by GAAP.



                                    ARTICLE 2
                       The Merger and Merger Consideration


          2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Merger Effective Time, CHI Maine shall be merged with and into the Partnership, in accordance with the Delaware Laws and the Certificate of Merger. At the Merger Effective Time, the separate corporate existence of CHI Maine shall cease, the rights of Universal, as sole holder of the CHI Maine Shares, shall be converted into the right to receive the Cash Consideration and the Merger Securities, and the Partnership, as the


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surviving entity, shall continue its limited partnership existence, all in accordance with the provisions of the Delaware Laws and the Certificate of Merger.

          2.2 Merger Effective Time. As soon as practicable after the satisfaction or waiver of all of the conditions to the Closing of the transaction contemplated by this Agreement, the parties shall cause the Merger to be consummated by causing the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware Laws. The Merger shall become effective (the "Merger Effective Time") at the time of such filing with the Secretary of State of Delaware of the Certificate of Merger is completed, or at such later time, if any, as is specified in the Certificate of Merger.

          2.3 General Effect of Merger. The Merger shall have the effects set forth in the Delaware Laws. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the CHI Maine Assets, shall vest in the Partnership, and all debts, liabilities and duties of CHI Maine shall become the debts, liabilities and duties of the Partnership in the same manner as if the Partnership had itself incurred them. All rights of creditors and all liens upon the property of CHI Maine shall thereafter be preserved unimpaired.

          2.4 Effect of Merger on Partners, Partnership Agreement and Universal. The General Partner, the sole general partner of the Partnership immediately prior to the Merger Effective Time, shall remain the sole general partner of the Partnership after the Merger Effective Time, the Trust, the sole limited partner of the Partnership immediately prior to the Merger Effective Time, shall remain as a limited partner of the Partnership after the Merger Effective Time and at the Merger Effective Time, Universal shall be admitted as an additional limited partner of the Partnership and each of the General Partner, the Trust and Universal shall thereafter continue as partners of the Partnership in accordance with the Amended Partnership Agreement, until such time thereafter as one or more of such partners ceases to be a partner in the Partnership or a new partner is admitted to the Partnership in accordance with the provisions of the Amended Partnership Agreement and applicable law. At the Merger Effective Time, the limited partnership agreement of the Partnership as in effect immediately prior to the Merger Effective Time shall be amended and restated in its entirety in the form of the Amended Partnership Agreement and shall thereafter remain in full force and effect until thereafter amended in accordance with the provisions thereof and applicable law.

          2.5 Merger Consideration, Manner of Payment. The Partnership shall pay to Universal the Cash Consideration and deliver to Universal the Merger Securities in the manner specified in Article 3.







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                                    ARTICLE 3
                       Closing Date and Actions at Closing


          3.1 Closing Date. Subject to the other provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Curtis Thaxter Stevens Broder & Micoleau Limited Liability Company, P.A., One Canal Plaza, Portland, Maine 04112-7320, at 10 a.m., local time, on October 3, 1996, or if later, on a date which is three business days after the closing conditions set forth in Articles 7 and 8 below have been satisfied or waived. The date of the Closing is sometimes referred to herein as the "Closing Date." The parties hereto contemplate that the Closing will occur contemporaneously with the Merger Effective Time.

          3.2 Actions at Closing. Subject to the satisfaction of the Closing conditions set forth in Articles 7 and 8 hereof, in addition to and without limiting any other provision of this Agreement, each of CHI Maine, Universal and Parent, on the one hand, and the Partnership, on the other hand, agrees to take the following actions or to cause the following actions to be taken at the Closing on the Closing Date:

               3.2.1 Certificate of Merger. CHI Maine shall execute and deliver to the Partnership the Certificate of Merger. The Partnership shall execute the Certificate of Merger and cause it to be delivered to the Secretary of State of the State of Delaware and shall thereafter take such further actions as may be required under this Agreement to cause the Certificate of Merger to become effective as quickly as possible.

               3.2.2 CHI Maine Shares. Universal shall deliver to the Partnership for cancellation certificates representing all of the CHI Maine Shares, together with a stock powers endorsed in blank with signatures guaranteed.

               3.2.3 Amended Partnership Agreement. Universal shall execute and deliver to the Partnership the Amended Partnership Agreement, and the Partnership shall cause the General Partner and the Trust to execute the Amended Partnership Agreement.

               3.2.4 Cash Consideration. As the cash portion of the consideration for the Merger, the Partnership shall pay or cause to be paid to Universal, by wire transfer or other credit of immediately available funds to an account designated by Universal, an amount, determined as follows (the "Cash Consideration"):



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               (a)  Five Million Six Hundred Twenty-Five Thousand Dollars
                    ($5,625,000); plus (or minus)

               (b)  Fifty percent (50%) of the Net Working Capital Amount; minus

               (c) Fifty percent (50%) of the amount of any liabilities of CHI Maine (other than Current Liabilities and other than the non- Current Liabilities for long-term lease obligations in an amount not to exceed $1,102,000) shown on the Balance Sheet; plus

               (d) An amount in lieu of interest computed on the sum of the amounts described in Section 3.2.4 (a), (b) and (c) above at the rate of 6% per annum from and after the Effective Date through and including July 31, 1996, and at the rate of 8.5% per annum for the period from and after August 1, 1996 through the Closing Date;

provided,however, that the aggregate amount of the Cash Consideration shall not exceed Six Million Five Hundred Thousand Dollars ($6,500,000).

          In order to expedite the Closing, the parties agree that at the Closing, the Partnership shall pay to Universal the sum of Six Million One Hundred Fifty Five Thousand Ninety Four Dollars ($6,155,094), which amount represents the parties' current estimate of the Cash Consideration. After the Closing, the amount of such estimated Cash Consideration shall be adjusted as provided in Section 3.3 below.

               3.2.5 Merger Securities. At the Merger Effective Time, the Partnership shall deliver to Universal (i) a fully executed original of the Amended Partnership Agreement and (ii) stock certificates for 500 shares of the common stock of the General Partner (collectively, the "Merger Securities").

               3.2.6 O&M Agreement. Parent shall cause CHI Operations, Inc., a Delaware corporation and Affiliate of Universal, to execute and deliver to the Partnership, and the Partnership shall execute and deliver to Parent, the O&M Agreement.

          3.3 Post Closing Adjustment of Cash Consideration .

               3.3.1 Procedure. On or before the later of October 31, 1996 or 90 days after the Closing Date, Parent shall cause to be prepared and delivered to the Partnership a written statement setting forth the proposed increase or decrease of the Cash Consideration (the "Adjusted Cash Consideration Statement") which statement shall be accompanied by a Balance Sheet and computations of the Net Working Capital


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Amount. For a period of 30 days after the delivery of such Adjusted Cash
Consideration Statement and accompanying documents, Parent shall give, and shall cause its Affiliates to give, reasonable access to the books and records of Parent and its Affiliates, and CHI Maine (to the extent retained after the Closing), to representatives of the Partnership for the purpose of determining the accuracy of the Adjusted Cash Consideration Statement. Unless within such 30 day period the Partnership shall provide to Parent written notice that the Partnership disputes the Adjusted Cash Consideration Statement (in which case
Section 3.3.2 below shall apply), the Adjusted Cash Consideration Statement shall become final and the Parent shall immediately pay, or cause its Affiliates to pay, to the Partnership, or the Partnership shall immediately pay to Universal, as the case may be, any amounts due in accordance with such Adjusted Cash Consideration Statement.

               3.3.2 Disputes. In the event that the Partnership disputes the Adjusted Cash Consideration Statement, the Partnership shall notify Parent of such dispute within the 30 day period described in Section 3.3.1 above by sending to Parent written notice specifying in reasonable detail the nature of the dispute. If the Partnership and Parent cannot resolve such dispute with 10 days after receipt by Parent of such notice, then the Partnership and Parent shall submit the dispute to any one of the "Big Six" nationally recognized accounting firms selected by the Partnership which has an office in Portland, Maine and which does not represent any of the parties. Parent shall deliver to such firm the Adjusted Cash Consideration Statement and all work papers and other supporting documentation, books and records, used in the preparation thereof. Such accounting firm shall, within 30 days of the date of its retention, consider only the disputed matter and promptly resolve the disputed matter and render its decision in writing, which decision shall be final and binding on the parties. Universal and the Partnership shall provide to the such accounting firm such additional information as the such accounting firm may reasonably request within five days of receipt of such request. The costs and expenses of the such accounting firm shall be borne equally by Universal and the Partnership. The parties agree that any determination of such accounting firm may be enforced in any court located in the State of Maine and that the parties hereby consent to the jurisdiction and venue in any such court for the purpose of any enforcement proceeding.

          3.4 Parties' Intent. The parties intend that the economic effects of the closing of the transactions contemplated by this Merger Agreement, the Option Agreement and the O&M Agreement relate back to the Effective Date (notwithstanding the actual Closing Date), and the parties are adopting the approach set forth herein so that upon the Closing, the economic burdens and benefits of ownership of the Projects under each of such agreements shall be for the account of the Partnership from and after the Effective Date.

          3.5 Possession and Control of Projects. Notwithstanding any subsequent Merger Effective Time, upon the Closing, the Partnership shall assume management and control of all aspects of all of the Projects, to the same extent as if the Merger


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Effective Time has occurred simultaneously with the Closing, in each case, subject to the terms and conditions contained in the O&M Agreement.

          3.6 Additional Actions. Universal and the Partnership shall, on request, on and after the Closing Date, take such further actions as may be requested pursuant to Section 10.4.



                                    ARTICLE 4
                     Certain Representations and Warranties
                      Relating to Parent, Universal and CHI
                                      Maine


          Parent and Universal hereby jointly and severally represent and warrant to the Partnership (regardless of any examinations, inspections, audits or other investigations Partnership has heretofore made or may hereafter make with respect to such representations and warranties) as of the Closing Date as follows:

          4.1 Due Organization. Each of Parent, Universal and CHI Maine are corporations duly organized, validly existing and in good standing under the laws of Delaware, and each is qualified to transact business in all jurisdictions where the ownership of its properties or its operations require such qualification.

          4.2 Power and Authority. Each of Parent, Universal and CHI Maine has full corporate power and authority to enter into and perform its obligations hereunder and under the Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. All corporate proceedings required to be taken by each of Parent, Universal and CHI Maine to authorize it to execute, deliver and perform this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.

          4.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which any of Parent, Universal or CHI Maine is or willbe a party has been, or will be on the Closing Date, as the case may be, duly and validly executed by Parent, Universal and/or CHI Maine and constitutes, or will constitute when executed, a valid, binding and enforceable obligation, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by


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general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

          4.4 No Violations. Assuming the consents and notices described in
Section 4.5 and 4.6 have been obtained or made, the execution and delivery by Parent, Universal or CHI Maine, as the case may be, of this Agreement and the other Closing Documents to which it is or will be a party, and the consummation by Parent, Universal or CHI Maine, as the case may be, of the transactions contemplated hereby and thereby will not (a) violate or be in conflict with the charter documents of Parent, Universal or CHI Maine, (b) violate, be in conflict with, or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any rightof termination, cancellation, imposition of fees or penalties under, any Project Document or any other debt, obligation, contract, commitment of fees or other agreement to which Parent, Universal or CHI Maine is a party or by which any of their respective properties or assets is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of Parent, Universal or CHI Maine under any Project Document or any other debt, obligation, contract, commitment or other agreement to which Parent, Universal or CHI Maine is a party or by which any of their respective properties or assets is or may be bound or
(d) violate any Governmental Rule.

         4.5 Governmental Consents and Notices. Except for the Governmental Approvals set forth on Schedule 4.5 (collectively, the "Governmental Consents and Notices"), no Governmental Approval is necessary in connection with the execution and delivery by Parent, Universal or CHI Maine of this Agreement and the other Closing Documents to which either of them is or will be a party, or the consummation of the transactions contemplated hereby and thereby, including the full, valid and effective consummation of the Merger. Except as expressly described on Schedule 4.5, all of Governmental Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired.

          4.6 Additional Consents and Notices. Except for the consents, notices and other items set forth on Schedule 4.6 (collectively, the "Additional Consents and Notices"), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Persons) is necessary in connection with the execution and delivery by Parent, Universal or CHI Maine of this Agreement and the other Closing Documents to which any of them is or will be a party, or the consummation of the transactions contemplated hereby and thereby, including the full, valid and effective consummation of the Merger. Except as expressly described on Schedule 4.6, all of the Additional Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired.

          4.7 No Litigation. Except as set forth on Schedule 4.7, there are no actions, suits or proceedings of any type pending or, to the knowledge of Parent or Universal threatened, against Parent (with respect to any Project), Universal or CHI Maine or any


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of their respective properties or business, whether at law or in equity, before or by any Governmental Person. Neither Parent nor Universal has any knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding. Neither Parent (with respect to any Project), Universal nor CHI Maine is operating under, or subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Person.

          4.8 Bankruptcy. Neither Parent, Universal nor CHI Maine has filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Parent, Universal or CHI Maine seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of Parent, Universal or CHI Maine or of all or any substantial part of their respective properties. Each of Parent, Universal and CHI Maine are solvent and are able to meet their respective obligations as they become due. Parent has delivered to the General Partner a copy of the Parent's latest audited financial statements.

          4.9 PUHCA, FPA, Etc. Neither Parent, Universal nor CHI Maine is a "public utility company," an "electric utility company," a "holding company," a "subsidiary company," an "associate company" or an "affiliate" within the meaning of PUHCA, the FPA, PURPA or under any applicable state laws relating to the regulation of electric utilities.

          4.10 Ownership. Parent owns all of the issued and outstanding stock of Universal, free and clear of all claims, liabilities, pledges, liens, charges and encumbrances of any kind.



                                    ARTICLE 5
                     Certain Representations and Warranties
                     Relating to CHI Maine and the Projects


          Parent and Universal hereby jointly and severally represent and warrant to the Partnership, each for itself and on behalf of CHI Maine and the Projects (regardless of any examinations, inspections, audits or other investigations the Partnership has heretofore made or may hereafter make with respect to such representations and warranties) as follows:

          5.1 Capitalization of CHI Maine. The total authorized stock of CHI Maine consists of 1,000 shares of common stock, $1 par value per share, of which 100 shares are validly issued and outstanding, fully paid and non-assessable (the "CHI Maine Shares"). The CHI Maine Shares are all held by Universal without violation of any preemptive rights. There are no outstanding options, warrants, calls, commitments, arrangements, rights or agreements of any character to purchase or otherwise acquire from CHI Maine, at any time or upon the happening of any stated event, any shares of the capital stock of CHI Maine. None of the CHI Maine Shares are held by CHI Maine as treasury shares. Universal has the right to sell and transfer to the Partnership valid title to all the CHI Maine Shares, free and clear of all claims, liabilities, pledges, liens, charges and encumbrances of any kind.

          5.2 Business of CHI Maine. CHI Maine is not engaged in any business or activities other than the development, ownership, operation and maintenance of the Projects and matters incidental thereto. Without limiting the generality of the foregoing, CHI Maine does not (a) own any capital stock, partnership interest or other interest of any type, directly or indirectly, in any other corporation, partnership or other Person, (b) has not conducted any business other than the business contemplated by the Project Documents to which it is a party, (c) is not a party to or bound by any contract, agreement, instrument or other document other than the Project Documents to which it is a party and (d) has no outstanding debt or other liability of any type other than pursuant to the Project Documents to which it is a party or as otherwise disclosed on the Financial Statements.

          5.3 Qualifying Facility Matters. Except as set forth on Schedule 5.3, each of the Projects is a hydro-electric generating facility licensed by FERC to operate through the date sets forth with respect to such Project on such
Schedule 5.3. Each Project is, and during all applicable period has been, a Qualifying Facility in compliance in all respects with all technical and ownership requirements contained in all applicable FERC rules and regulations. CHI Maine has provided to the appropriate utility under each of the Power Purchase Agreements, all documents, information and other data requested or required by such utility in accordance with policies and procedures for monitoring the compliance of Qualifying Facilities with applicable FERC rules and regulations. Except as disclosed on Schedule 5.3, no Project has ever been placed on "probation" pursuant to such policies and procedures and has ever had any payment from such utility reduced, delayed or withheld in connection with such policies and procedures, and no Person (including such utility, the PUC, and the FERC, or any agent or representative of any of such Persons) has ever provided notice to the effect, or otherwise asserted or alleged, that any Project has failed or may fail to comply in any respect with any applicable FERC rule or regulation relating to maintaining their status as Qualifying Facilities or any procedures or policies of such utility relating thereto.

          5.4 Financial Statements; Books of Account. Attached as Schedule 5.4 are (i) true and complete copies of the unaudited financial statements of each Project and the unaudited financial statements of CHI Maine, for the periods ending as of June 30, 1993, 1994 and 1995, (ii) the unaudited financial statements for each of the Projects and CHI Maine for the nine month period ended March 31, 1996 and (iii) the Summary and Financial Analysis dated March 18, 1996 and the kilowatt hour production by Project for the past five fiscal years ending June 30, 1995 and for the nine month period ending March 31, 1996 (collectively, the "Financial Statements"). The items described in (i) and (ii) above have been prepared in accordance with GAAP and present fairly the financial position and results of operations of each of the Projects and CHI Maine at the dates and for the period indicated therein, subject, with respect to interim periods, to normal year end adjustments. The items described in (iii) above are accurate summaries of the operations of the Projects as recorded on the books and records of CHI Maine with respect to the items described therein. Neither CHI Maine nor any Project has engaged in any transaction, maintained any bank accounts or obtained or used any funds which have not been reflected in the Financial Statements.

          5.5 Absence of Certain Changes. Since March 31, 1996:

               5.5.1 Neither CHI Maine nor any Project has entered into any transaction which was not in the ordinary course of its business (other than execution of this Agreement);

               5.5.2 There has been no materially adverse change in the business, operations, finances, assets or liabilities of CHI Maine or any Project;

               5.5.3 There has been no material damage to, or destruction or loss of, any of the CHI Maine assets;

               5.5.4 Neither CHI Maine nor any Project has declared, paid or set aside for payment any amounts for distribution to Universal or its Affiliates (other than CHI Maine) or any other Person, and

               5.5.5 Neither CHI Maine nor any Project has made any change in any method of accounting or accounting practice or any change in depreciation or amortization policies or rates theretofore adopted.

          5.6 No Undisclosed Liabilities. As of the date of the this Agreement, neither CHI Maine nor any Project has any material liabilities or obligations of any nature (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise), except for the liabilities disclosed on the most recent balance sheet of CHI Maine included in the Financial Statements, and except for Current Liabilities to unaffiliated third parties which are normal and usual in amount and which have been incurred since the date of the most recent balance sheet of CHI Maine included in the Financial Statements in the ordinary course of business.

          5.7 CHI Maine Assets.

               5.7.1 Real Property Rights; Title Insurance. Schedule 5.7.1 is a complete and accurate list, broken down by Project, of (i) all real property owned or leased by CHI Maine, and of all easements, rights of way, rights of interconnection and other similar agreements in which CHI Maine has any rights and (ii) all title insurance policies and similar insurance policies issued to CHI Maine or any of its Affiliates relating to any of the property described in preceding clause (i) or relating to the fixtures and improvements listed on
Schedule 5.7.2.

               5.7.2 Fixtures and Improvements. Schedule 5.7.2 is a compete and accurate list, broken down by Project, of all buildings, fixtures and other improvements having a value in excess of $10,000 which are owned by CHI Maine and located on a Site or elsewhere.

               5.7.3 Equipment and Other Personal Property. To the extent not included on Schedule 5.7.2, Schedule 5.7.3 is a complete and accurate list, broken down by Project, of all equipment, plant, machinery, installations, tools, spare parts, furniture, supplies, vehicles and other personal property which are owned by CHI Maine and which have a value in excess of $10,000 and
Schedule 5.7.3 specifically indicates any such item of property which is not located on or at a Site and identifies the location thereof.

               5.7.4 Title to CHI Maine Assets. Except at disclosed on Schedule 5.7.4, CHI Maine has good, indefeasible and insurable ownership or leasehold title to each of the Sites, free and clear of all Liens, and CHI Maine has good and indefeasible title to the remainder of the other CHI Maine Assets, free and clear of all Liens, in each case subject to customary and routine exceptions normally found in title insurance policies. Subject to requirements of proper operation and maintenance, the CHI Maine Assets constitute all of the assets necessary for the lawful operation and use of each of the Projects in the ordinary course (including all easements, rights of way, rights of interconnection and other similar rights and agreements required for the operation of such Project) and such assets include all assets required by the Project Documents.

          5.8 Project Documents.

               5.8.1 Set forth on Schedule 5.8 is a true, correct and compete list and brief description, broken down by Project, of all material agreements, contracts, instruments and franchises, including all amendments thereto relating to such Project, or to which any of the Projects is subject (collectively the "Project Documents"). A true, correct and complete copy of each of the Project Documents, including all amendments, supplements, exhibits and schedules, if any, thereto, has been made available to the Partnership.

               5.8.2 None of the Power Purchase Agreements has been modified, supplemented, amended, waived or terminated in any way whatsoever, and none of the other Project Documents has been modified, supplemented amended, waived or terminated in any material respect, in any such case whether orally or in writing, except by means of another Project Document. 5.8.3 Each of the Project Documents constituting an agreement, contract, instrument or other similar document (including each Power Purchase Agreement) has been duly authorized, executed and delivered by CHI Maine and to the knowledge of Parent and Universal, by each of the other parties thereto, and is in full force and effect and is valid and enforceable in accordance with its terms.

               5.8.4 There are no uncured Defaults or Events of Default on the part of Parent, Universal or CHI Maine under any Project Document (including any Power Purchase Agreement) and neither Parent, Universal nor CHI Maine has received notice, oral or written, that a Default or Event of Default on the part of any other Person has occurred thereunder or that any Person has alleged or asserted any such Default or Event of Default by any Person.

          5.9 No Employees, Etc. During the preceding five years, CHI Maine has had no employees and has no existing or contingent liabilities or obligations for any compensation, bonus, health, sick pay, disability, vacation pay, group-term life insurance, severance, employee welfare, pension, profit sharing, retirement or other employee benefit plans, funds, programs or arrangements.

          5.10 Governmental Approvals. The Governmental Approvals listed on
Schedule 5.10 constitute all of the Governmental Approvals which are necessary in connection with the ownership, use, operation and maintenance of the Projects, and the conduct of CHI Maine's business and activities. Each Governmental Approval has been duly and validly issued, or transferred, to CHI Maine, and is in full force and effect, and all rights and entitlements thereunder are vested exclusively in CHI Maine. CHI Maine has not committed any act or failed to act in any manner or under any circumstances which could result in the revocation or suspension of any Governmental Approval or in any other disciplinary action relating thereto. No Person has claimed, and neither Parent, Universal nor CHI Maine has received any notice, that CHI Maine has committed any such act or failed to so act. The consummation of the Merger and the other transactions provided for in this Agreement and the other Closing Documents will not impair or adversely affect any of the rights, powers, or privileges granted pursuant to any Governmental Approval, and upon such consummation, all the rights and privileges of CHI Maine under each Governmental Approval will be fully, validly and effectively vested in the Partnership by operation of law. Neither Parent nor Universal has any reason to believe that any Governmental Approval will not be renewed upon its naturalexpiration in the ordinary course of business upon compliance with normal and customary renewal procedures applicable to such Governmental Approval.

          5.11 General Legal Compliance. Except as disclosed on Schedule 5.11, or 5.12, to the knowledge of Parent and Universal, (a) CHI Maine and each of the Projects haveat all times fully complied in all material respects with all Governmental Rules applicable to CHI Maine and such Project and with all Governmental Approvals, including all Governmental Rules applicable to the conduct of CHI Maine's business and activities and to the construction, ownership, operation, maintenance and use of the Projects.

          5.12 Environmental Legal Compliance. Without limiting the generality of Section 5.11, except for prior violations which have been properly reported to the appropriate authority and fully resolved without any potential future liability of any Project or CHI Maine, and except as disclosed on Schedule 5.12:

               (a) To the knowledge of Parent and Universal, CHI Maine and each of the Projects and the Sites have each complied with, and are in compliance with: (x) the terms and conditions of all Governmental Approvals, Governmental Filings and Governmental Rules issued or required pursuant to any Environmental Law, and (y) all other limitations, restrictions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law, or in any notice, order or demand letter issued, entered, promulgated or approved pursuant to any Environmental Law:

               (b) To the knowledge of Parent and Universal, neither CHI Maine nor any Project or Site (i) has been or is alleged to have been in violation of any Environmental Law,(ii) has received any notice of violation or other notification from any Governmental Person or any third party alleging that CHI Maine, such Project or such Site are in violation of any Environmental Law or
(iii) are subject to, or have been subject to, any administrative or judicial proceedings or investigations pursuant to any Environmental Law;

               (c) To the knowledge of Parent and Universal, neither CHI Maine nor any Project has caused or permitted the Release of any polychlorinated biphenyls, asbestos containing material or urea formaldehyde insulation at any Site;

               (d) To the knowledge of Parent and Universal, there are not now, and there have not been previously, any underground storage tanks owned or installed by CHI Maine or any Project on any Site;

               (e) To the knowledge of Parent and Universal, no Site or other real property now or previously owned or leased by CHI Maine or any Project contains any Regulated Substance that, under any Environmental Law currently in effect, (i) impose or could reasonably be expected to impose on Parent, Universal, CHI Maine or any

Project a liability for removal, remediation, or other cleanup, or damage to natural resources; (ii) could have a material adverse affect on the value of any Project or the CHI Maine Assets; or (iii) could reasonably be expected to result in the imposition of a Lien on the Project or any of the other CHI Maine Assets;

               (f) None of CHI Maine, Parent or Universal or their respective Affiliates has received any request for information from any Governmental Person or any other Personwhich request is related to any location (including any Site) which is, or may be, subject to actions for removal, response, remediation or cleanup of Regulated Substances, including but not limited to any information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or any similar State statute, rule or regulation and which may subject CHI Maine or any Project to any obligation for removal, response, remediation or cleanup of Regulated Substances at such location;

               (g) None of the CHI Maine, Parent or Universal or their respective Affiliates has received any notice of violation or order, demand, or other claim (i) for removal, response, remediation or cleanup of any Regulated Substances at any location (including any Site); (ii) for damage to natural resources; or (iii) for personal injury or property damage related to the release or discharge of Regulated Substances;

               (h) To the knowledge of Parent and Universal, neither CHI Maine nor any Project has, except in compliance with all applicable rules, regulations and permits:

               (i) disposed, discharged or released any Hazardous Substance or Regulated Substance at;

               (ii) arranged for the disposal of any Hazardous Substance or
                    Regulated Substance at;

               (iii) transported any Hazardous Substance or Regulated Substance to; or

               (iv) owned or operated,

any location or facility (including any Site) that is listed or proposed for listing on the National Priority List under CERCLA or any similar State remedial action priority list, or which has been proposed for removal or remedial action under any Environmental Law;

               (i) To the knowledge of Parent and Universal, CHI Maine has obtained and complied with all required Governmental Approvals for the disposal or beneficial use of all wastes generated by any Project. Schedule 5.12 sets forth a full and complete list of all sites and facilities where wastes generated by CHI Maine or any Project have been stored, treated, processed or disposed;

               (j) To the knowledge of Parent and Universal, all facilities and sites to which waste materials generated by CHI Maine or any Project have been sent for storage, treatment, processing, or disposal are in compliance with all applicable Environmental Laws;

               (k) None of the Parent, Universal or CHI Maine has made or is currently obligated to make, any report or notification to any Governmental Person regarding the release or discharge of any Regulated Substance, and

               (l) To the knowledge of Parent and Universal, there has not been, whether prior to or in connection with the construction and operation of any Project (including any activities or processes relating to such Project) any release or discharge by CHI Maine or any Project of any Regulated Substance at or to any Site (whether onto or into the ground, soil, subsurface, surface water, ground water, air or otherwise), and other than those which (i) are permitted under all applicable Environmental Laws and Governmental Approvals and
(ii) occur only in the ordinary course of the operation of such Project.

          5.13 Insurance. Schedule 5.13 contains a list and description of all insurance policies of any type which are held by CHI Maine or its Affiliates with respect to the Projects, specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder. Except as disclosed on Schedule 4.7, no claim of any type has been made under any of such policies with respect to the Projects within the preceding five years.

          5.14 Utilities. All utility services necessary for the operation of each Project are available at the boundaries of the Site.

          5.15 Project Construction and Condition. To the knowledge of Parent and Universal, each Project is operating substantially as designed, all of the CHI Maine Assets are in good operating condition, maintenance and repair considering their age, and there are no material design or other material defects in any Project or any CHI Maine Asset. Schedule 5.15 lists all engineering reports and surveys prepared by or on behalf of Parent, Universal or their Affiliates with respect to the Projects, and true, correct and complete copies of the same have been made available to the Partnership.

          5.16 Securities Laws. Based upon and provided that the representations of the Partnership in Sections 6.7 and 6.8 are true and correct, the acquisition of CHI Maine contemplated by this Agreement is not required to be registered pursuant to the Securities Act, or applicable state securities laws or regulations.

          5.17 Brokers' Fees, Prospective Purchaser, Etc. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, Parent, Universal, CHI Maine, or any of their respective Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity, and no Person (other than the Purchaser and its Affiliates) currently has any right or option of any type to acquire, directly or indirectly, any interest in any Project or CHI Maine.

          5.18 Tax Matters.

               5.18.1 Elections. Neither Parent, Universal nor their Affiliates have made any elections which would cause CHI Maine to be subject to Section 341(f) (relating to collapsible corporations) or Section 338 (relating to stepped-up basis) of the code.

               5.18.2 Property Taxes. Schedule 5.18.2 sets forth the current assessment and annual property taxes payable with respect to each Project.

          5.19 Bank Accounts. All financial transactions on behalf of CHI Maine and all the Projects are handled directly by Parent and/or Universal, and neither CHI Maine nor any Project maintains accounts of any nature or safe deposit boxes at any bank, trust company, savings and loan or other financial institution. No Person holds any general or specific powers of attorney from CHI Maine or any Project.

          5.20 Projections. The Projections were prepared in good faith by Parent and Universal and are consistent with the terms of the Project Documents and the prior operating history of the Projects.

          5.21 Condition of Dams. Except as set forth in Schedule 5.21, to the knowledge of Parent and Universal and taking into consideration the age of the Projects and the dams, the dams (a) which impound water for the Projects, (b) any other dam for which the responsibility of maintenance is conveyed as part of the CHI Maine Assets and (c) any other dam included as part of the Projects under applicable FERC licenses or exemptions, are all in good and safe condition. Except as set forth in Schedule 5.21(a), neither CHI Maine, Parent nor Universal has received any notice or otherwise obtained any information, formal or informal, that would indicate the likelihood of any future requirements pertaining to the condition of such dams other than routine maintenance and repairs.

          5.22 Full Disclosure of Material Facts. This Agreement and the Exhibits and Schedules hereto disclose all facts which are material to CHI Maine's business and the transactions contemplated hereunder.

          5.23 Accredited Investor. Each of Parent and Universal is an "accredited investor" as defined in Section 501 of the Securities Act and is a sophisticated investor with the capability of evaluating the merits and risks of entering into this Agreement and the Option Agreement.

                                    ARTICLE 6

                         Representations and Warranties
                         of the General Partner and the
                                   Partnership


          The General Partner and the Partnership hereby jointly and severally represent and warrant to Parent and Universal (regardless of any examinations, inspections, audits or other investigations Parent and Universal has heretofore made or may hereafter make with respect to such representations and warranties) as follows:

          6.1 Due Organization. The General Partner is a corporation and the Partnership is a limited partnership, and each is duly organized and validly existing under the laws of the State of Delaware and is qualified to transact business in all jurisdictions where the ownership of its respective properties or operations require such qualification (except where the failure to so qualify would not have a material adverse effect on its financial conditions, its ability to own its properties or transact its business, or to carry out the transactions contemplated hereby). Prior to the Effective Time, the General Partner is the sole general partner of the Partnership holding a 1% partner interest in the Partnership, and the sole limited partner of the Partnership is the Trust, holding a 99% partner interest in the Partnership. The total authorized stock of the General Partner consists of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are validly issued and outstanding, fully paid and non-assessable, with 500 of such shares being held by the Trust without violation of pre-emptive rights, and with the remaining 500 shares having been contributed by the Trust to the Partnership so that such shares may be issued to Universal upon the closing of the transactions contemplated by this Agreement. There are no outstanding options, warrants, calls, commitments, arrangements, rights or agreements of any character to purchase or otherwise acquire from the General Partner, the Partnership or the Trust, at any time or upon the happening of any stated event, any shares of the capital stock of the General Partner or any interest in the Partnership (other than as set forth in this Agreement and the Option Agreement). At the Merger Effective Time, the Merger Securities delivered to Universal shall be free and clear of all claims, liabilities, pledges, liens and encumbrances of any kind (other than under this Agreement and the Option Agreement).

          6.2 Business of the General Partner and the Partnership. Each of the General Partner and the Partnership are entities newly organized for the purpose of consummating the transactions contemplated by this Agreement and the Option Agreement and have not engaged in any business or activities other than their organization and capitalization and the other activities in connection with this Agreement and the Option Agreement and other matters related thereto. Without limiting the generality of the foregoing, except as described in this Agreement, neither the General Partner nor the Partnership (a) owns any capital stock, partnership interest or other interest of any type, directly or indirectly, in any other corporation, partnership or any other person and (b) is not or has no outstanding debt or liability of any type other than pursuant to this Agreement and the transactions contemplated hereby. The Partnership has been capitalized by cash equity contributions from the General Partner and the Trust in an amount in excess of the parties' estimate of the Cash Consideration described in Section 3.2.4 above.

          6.3 Power and Authority. The General Partner and Partnership each have full power and authority to enter into and perform its obligations hereunder and under the other Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. All proceedings required to be taken by the Partnership and its partners to authorize the Partnership to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.

          6.4 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which the General Partner or the Partnership is or will be a party has been, or will be on the Closing Date, duly and validly executed by the General Partner or the Partnership, as the case may be, and constitutes, or will when executed constitute, a valid and binding obligation, enforceable against such Person in accordance with its terms, excepts as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

          6.5 No Violations. The execution and delivery by the Partnership of this Agreement and the other Closing Documents to which either of them is or will be a party, and the consummation of the transactions contemplated hereby and thereby will not (a) violate or be in conflict with the organizational documents of the General Partner or the Partnership, (b) violate, be in conflict with, or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, obligation, contract, commitment of fees or other agreement to which the General Partner or the Partnership is a party or by which any of its properties or assets is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of the General Partner or the Partnership under any debt, obligation, contract, commitment or other agreement to which the General Partner or the Partnership is a party or by which any of their respective properties or assets is or may be bound or (d) violate any Governmental Rule.

          6.6 Bankruptcy. Neither the Partnership nor its partners has filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of their respective properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against either the Partnership or its partners seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act or other debtor relief law, and no other liquidator has been appointed of the Partnership or its partners or of all or any substantial part of their respective properties. Each of the General Partner and the Partnership are solvent and are able to meet their respective obligations as they become due.

          6.7 No Litigation. There are no actions, suits or proceedings of any type pending or, to the knowledge of the General Partner or the Partnership, threatened against either the General Partner or the Partnership or any of their respective properties or business, whether at law or in equity, before or by any Governmental Person. Neither the General Partner nor the Partnership has any knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such actions, suit or proceeding. Neither the General Partner nor the Partnership is operating under, or subject to, or in default with respect to, any order, writ, injunction, or decree of any Governmental Person.

          6.8 Investment Intent. The Partnership is acquiring interests in CHI Maine as contemplated by this Agreement solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. The Partnership acknowledges that the interests in CHI Maine are not registered under the Securities Act and that such interests may not be transferred or sold except in compliance with the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and in compliance with applicable state securities laws and regulations.

          6.9 Accredited Investor. The Partnership and each of its partners is an "accredited investor" as defined in rule 501 of the Securities Act and is a sophisticated investor with the capability of evaluating the merits and risks of entering into this Agreement.

          6.10 Brokers' Fees. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing the Partnership or any of its partners or Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity.

          6.11 Governmental Consents and Notices. Except for approvals required under the HSR Act, no Governmental Approval is necessary or appropriate in connection with the execution and delivery by the Partnership of this Agreement and the other Closing Documents to which either of them is or will be a party, or the consummation of the transactions contemplated hereby and thereby, including the full, valid and effective consummation of the Merger.

          6.12 Accuracy of Representations and Warranties of Parent and Universal. Neither the General Partner nor the Partnership is currently aware of any facts or circumstances which has led either of them to conclude that any of the representations or warranties contained in Articles 4 and 5 hereof are untrue in any material respect.



                                    ARTICLE 7
                     Conditions Precedent to the Obligations
                         of the General Partner and the
                                   Partnership


          The obligation of the General Partner and the Partnership to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the General Partner and Partnership in their sole discretion, of each of the following conditions on or prior to the Closing:

          7.1 No Termination. This Agreement shall not have been terminated pursuant to Section 10.5 hereof.

          7.2 Representations True and Correct; Certificate. The representations and warranties of Parent and Universal contained in this Agreement shall be true and correct in all material respect on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Parent and Universal shall have executed and delivered to the Partnership an officer's certificate confirming the same.

          7.3 Compliance and Covenants; Certificate. Parent, Universal and CHI Maine shall have performed and complied with all covenants, agreement and conditions required by this Agreement to be performed or complied with by any of them prior to or on the Closing Date, and Parent and Universal shall have executed and delivered to the Partnership an officer's certificate confirming the same.

          7.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

          7.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the General Partner and the Partnership and their counsel, and, the General Partner and the Partnership and their counsel shall have received copies of such documents as the General Partner and the Partnership and their counsel may reasonably request in connection therewith. The Closing of this Agreement is conditioned upon the delivery of a fully executed copy of each of the Option Agreement, the Amended Partnership Agreement and the O&M Agreement to each party which is a signatory to such agreements and the performance by the respective parties thereto of all their respective obligations under such agreements which are required to be performed on or before the Closing Date.

          7.6 No Adverse Changes. Between the Date of this Agreement and the Closing Date, there shall have been no materially adverse changes in the position, financial or otherwise, or the assets, liabilities or results of operations of CHI Maine or any Project other than as permitted or contemplated by this Agreement, nor shall the business, assets and properties of CHI Maine have been materially and adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, flood, riot, civil disturbance, uprising, activity of armed forces, or act of God or public enemy, whether or not covered by applicable insurance.

          7.7 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any Person shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect.

          7.8 Legal Opinion. The General Partner and the Partnership shall have received from counsel to CHI Maine, Universal and Parent a legal opinion substantially in the form of Exhibit F attached hereto.

          7.9 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date without any material Default or Event of Default having occurred and be continuing thereunder or material breach thereof or circumstances which would give any party thereto the right to terminate any such Closing Document.

          7.10 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.

          7.11 Closing Actions. Each of the actions required to be taken by Universal, Parent and CHI Maine pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby shall have been duly performed and complied with, and the General Partner and the Partnership shall have received satisfactory evidence of any and all such actions.

          7.12 CHI Maine Documents. The Partnership shall have received (i) the originals of the certificate of incorporation, by-laws, minute books, stock books, and otherorganizational records of CHI Maine, (ii) certificates representing all the CHI Maine Shares, together with stock powers endorsed in blank with signatures guaranteed and (iii) evidence as to the good standing of CHI Maine in the State of Maine.

          7.13 Due Diligence. Subject to the provisions of Section 10.5.4, the General Partner and the Partnership shall have completed its due diligence investigation of the assets and the financial, operating and business affairs and prospects of CHI Maine and the Projects, and shall be satisfied, in their absolute and sole discretion, with all of their findings, including any and all such findings relating to the compliance by the Projects and the Sites with all Environmental Laws.

          7.14 Utility Confirmation. The General Partner and the Partnership shall have received written confirmation from CMP or Bangor Hydro, as the case may be, in form and substance satisfactory to the General Partner and the Partnership, that no consent or approval of either of such utilities is required under any of the Power Purchase Agreements with respect to the consummation of the transaction contemplated by this Agreement.



                                    ARTICLE 8
                           Conditions Precedent to the
                    Obligations of Parent, Universal and CHI
                                      Maine


          The obligations of Parent, Universal and CHI Maine to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Parent, Universal and CHI Maine, in their sole discretion, of each of the following conditions on or prior to the Closing:

          8.1 No Termination. This Agreement shall not have been terminated pursuant to Section 10.5 hereof.

          8.2 Representations True and Correct; Certificate. The representations and warranties of the General Partner and the Partnership contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with, the same force and effect as if made on and as of the Closing Date, and the General Partner and the Partnership shall have executed and delivered to Parent, Universal and CHI Maine an officer's certificate confirming the same.

          8.3 Compliance with Covenants; Certificates. The General Partner and the Partnership shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and the General Partner and the Partnership shall have executed and delivered to Parent, Universal and CHI Maine an officer's certificate confirming the same.

          8.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

          8.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Parent, Universal and CHI Maine and their counsel, and Universal and CHI Maine and their counsel shall have received copies of such documents as Parent, Universal and CHI Maine and their counsel may reasonably request in connection therewith. The Closing of this Agreement is conditioned upon the delivery of a fully executed copy of each of the Option Agreement, the Amended Partnership Agreement and the O&M Agreement to each party which is a signatory to such agreements and the performance bythe respective parties thereto of all their respective obligations under such agreements which are required to be performed on or before the Closing Date.

          8.6 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any Person shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect.

          8.7 Legal Opinion. Universal shall have received from the Partnership's counsel a legal opinion in the form of Exhibit G.

          8.8 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date without any material Default or Event of Default having occurred or existing thereunder or material breach thereof or circumstance which would give any party thereto the right to terminate any such Closing Document.

          8.9 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.

          8.10 Closing Actions. Each of the actions required to be taken by the General Partner and the Partnership pursuant to Section 3.2 or otherwise to effect the transaction contemplated hereby, including the payment of the Cash Consideration, shall have been duly performed and complied with, and Parent and Universal shall have received satisfactory evidence of any and all such actions.

          8.11 Insurance. The Partnership shall have delivered to Parent and Universal an insurance certificate confirming that the Partnership had secured insurance for the Partnership which is substantially similar to the insurance described in Section 5.13. 8.12 Letters of Credit. The Partnership shall have assumed all of the obligations of Parent and Universal with respect to the letters of credit described on Schedule 8.12 and shall have provided cash collateral or other credit support reasonably satisfactory to Parent and Universal to assure the subsequent replacement of such letters of credit and the termination of any ongoing liability of Parent or Universal with respect thereto.

          8.13 Utility Confirmation. Parent and Universal shall have received written confirmation from CMP or Bangor Hydro, as the case may be, in form and substance satisfactory to Parent and Universal, that no consent or approval of either of such utilities is required under a Power Purchase Agreement with respect to the consummation of the transaction contemplated by this Agreement.



                                    ARTICLE 9
                                 Indemnification


          9.1 Indemnification By Parent and Universal. Subject to the limitations of Section 9.3 below, and as the sole monetary remedy of the General Partner and the Partnership for any breach of this Agreement by Parent, Universal or CHI Maine, (other than the specific obligations of Article 11 hereof), Parent and Universal shall jointly and severally to the maximum extent not prohibited by law, indemnify, defend and hold harmless the General Partner, the Partnership and all of their respective Affiliates, shareholders, partners, members, investors, directors, officers, employees, agents and assignees, from and against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) suffered or incurred by any such party by reason of or resulting from the inaccuracy of any representation or warranty or the breach, nonfulfillments or nonperformance of any covenant or agreement of either Parent, Universal or CHI Maine under this Agreement or any other Closing Document. Notwithstanding the foregoing, the obligation of Parent and Universal to indemnify pursuant to this Section 9.1 with respect to the incorrectness or breach of any of its representations, warranties or covenants set forth herein (other than in Article 11) shall be limited to an aggregate amount equal to the Cash Consideration, and shall not be asserted unless the applicable indemnified party has notified Parent and Universal in writing of such claim no later than 15 calendar months after the Closing Date. The General Partner and the Partnership agree that they will assert no claims for indemnification under this Section 9.1 unless and until the total amount of indemnification sought under this Agreement exceeds a threshold amount of One Hundred Twelve Thousand Five Hundred Dollars ($112,500) (net of any insurance proceeds received); provided, however, if such threshold amount is exceeded, then the General Partner and the Partnership may seek to recover the entire amount of any such indemnification claims. 9.2 Indemnification by the General Partner and the Partnership. As the sole monetary remedy by Parent and Universal for any breach of this Agreement by the General Partner or Partnership, the General Partner and the Partnership shall jointly and severally to the maximum extent not prohibited by law, indemnify, defend and hold harmless Parent, Universal and all of its Affiliates, shareholders, partners, members, investors, directors, officers, employees, agents and assignees, from and against any andall losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) suffered or incurred by any such party by reason of or resulting from the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of the General Partner and the Partnership under this Agreement or any other Closing Document or resulting from the use, ownership, or operations of CHI Maine or the Projects after the Closing Date.

          9.3 Procedure for Claims. Any Person entitled to indemnification hereunder shall give prompt, written notice to the indemnifying party setting forth the circumstances giving rise to such claim as well as the amount sought. The indemnifying party shall have the right, but not the obligation, to defend against, negotiate, settle or otherwise deal with such claim, at its own expense and represented by counsel of its choice, which right shall be exercised within 15 days after receipt of notice of the claim; provided, however, that if the indemnifying party exercises such right, the Person seeking indemnification nevertheless may participate in any proceeding at its expense with counsel of its choice, and provided, further, that the indemnifying party may not enter into a settlement with respect to such claim without the consent of the Person seeking indemnification unless such settlement is limited to a payment of money for which the Person seeking indemnification is fully indemnified by the indemnifying party. If the indemnifying party does not elect to deal with any claim, the such indemnifying party shall have no liability with respect to any compromise or settlement thereof undertaken without its consent. The parties will cooperate fully with one another in connection with the defense, negotiation or settlement of any claim.

                                   ARTICLE 10
                                    Covenants



          10.1 Pre-Closing Covenants of Parent and Universal. Until the Closing Date, Parent shall, and shall cause Universal and CHI Maine to, unless the Partnership shall otherwise agree in writing, do the following:

          10.1.1 Full Access. Permit the Partnership and its representatives, agents, counsel and accountants to have full access to all properties, books, accounts, records, contracts, files, correspondence, tax records and documents of or relating to the Projects, CHI Maine and the CHI Maine Assets, and permit the Partnership to cause its agents to conduct such reviews, inspections, surveys, tests and investigations of the Projects, CHI Maine and CHI Maine Assets as the Partnership deems necessary or advisable.

               10.1.2 Furnishing Information. Promptly furnish or cause to be furnished, at its sole cost and expense, to the Partnership and its representatives originals or copies of all Project Documents and other documents, records, data and information concerning such businesses, assets, finances and properties of or relating to the Projects, CHI Maine, and CHI Maine Assets that may be requested, including copies of all environmental reports, and plans and specifications pertaining to all or any portion of any Project or any Site.

               10.1.3 Consultation with Accountants. Permit the Partnership to consult with the accountants for CHI Maine and said accountants are hereby authorized to disclose all information in its possession to the Partnership with respect to CHI Maine.

               10.1.4 Discussions with Project Participants. Upon reasonable prior notice from the Partnership to Parent and Universal, permit the Partnership and its representatives and agents to discuss the acquisition of CHI Maine as contemplated by this Agreement with any of the parties to the Project Documents or any other Person who has any relationship to any Project.

               10.1.5 Representations and Warranties. Refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Articles 4 or 5 hereof from being true, complete and accurate on the Closing Date as if made on such date.

               10.1.6 Conduct of Business. Except as expressly contemplated hereby, carry on the Projects and the business of CHI Maine in the ordinary course, and not sell, transfer or otherwise dispose of any CHI Maine Asset, and continue to use, operate, maintain and repair the Projects and all CHI Maine Assets in accordance with all Governmental Approvals, all Project Documents and all applicable

Governmental Rules and otherwise in accordance with CHI Maine's prior practices; provided, however, that CHI Maine may dispose of surplus or non-operating assets which are not material to the ongoing operations of the Projects. Pending the Closing, the Partnership agrees and consents that CHI Maine may proceed with the implementation of the capital expenditure projects described in Schedule 10.1.6 hereof.

               10.1.7 Preservation of Assets, Relationships, Etc. Preserve CHI Maine's business organization and the Projects and CHI Maine Assets intact, and preserve CHI Maine's present relationships with all other parties to the Project Documents and others involved with or having any relationship to any Project.

               10.1.8 New Obligations. Not enter into any material contract, agreement or instrument of any type, whether written or oral, or otherwise incur any new liabilities, whether contingent or otherwise, except in the ordinary course of business.

               10.1.9 No Defaults or Events of Default. Refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a Default of Event of Default under any Project Document.

               10.1.10 No Solicitations, Etc. Refrain from soliciting or encouraging (by way of furnishing information, or otherwise) any inquiries or proposals for the acquisition of Universal or CHI Maine or any Project or any CHI Maine Assets.

               10.1.11 Notification. Promptly notify the Partnership in writing of any event, circumstance or condition that results or, with the passage of time or notice, or both, would reasonably be likely to result, in (a) any representation or warranty of Parent or Universal under this Agreement being false in any material respect at any time, or (b) any condition to Closing for the benefit of the Partnership being unable to be satisfied or (c) the inability of Parent or Universal to perform any of their respective obligations hereunder.

               10.1.12 Spare Parts. Contribute or cause to be contributed to CHI Maine free and clear of any Liens and at no obligation to CHI Maine, any and all spare parts or other assets solely relating to the Projects (if any) which are held or owned by Affiliates of CHI Maine.

          10.2 Filings and Consents. Each of the parties, as promptly as practicable, shall use its reasonable, good faith and diligent efforts to make, or cause to be made, all such filings and submissions and obtain or cause to be obtained all such consents and approvals applicable to it, in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Each party will supply the other parties with copies of all correspondence, filings and communications with any Governmental Person with respect to the transactions contemplated by this Agreement.

          10.3 Provision of Information. The originals of all books and records, accounts, contracts and other documents held by Parent, Universal or its Affiliates and relating to CHI Maine or the Projects (other than documents wholly internal to Parent, Universal or their Affiliates and not reasonably necessary to the proper operation and management of any Project) shall be delivered by such parties to the Partnership at the Closing or promptly after the Closing Date, but in no event later than 15 days after the Closing Date.

          10.4 Further Assurances. Parent, Universal, the General Partner and the Partnership shall, on request, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably requested by any of the parties or its counsel to consummate or otherwise further implement or effectuate the transactions contemplated by this Agreement and the other Closing Documents, including, without limitation, such affidavits or other documents which may be necessary to permit the Partnership to obtain a "non-imputation" clause in the title insurance covering the Sites.

          10.5 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner.

               10.5.1 By Mutual Agreement. By the mutual agreement of all of the parties in writing.

               10.5.2 By the General Partner and the Partnership. By written notice from the General Partner and the Partnership to Parent and Universal if
(a) any condition set forth herein for the benefit of the General Partner and the Partnership shall not have been timely satisfied, (b) Parent, Universal or CHI Maine fails to perform any obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof from the General Partner and the Partnership to Parent and Universal or (c) any representation or warranty of Parent or Universal hereunder proves to be false in any material respect and is not promptly cured after written notice thereof from the General Partner and the Partnership to Parent and Universal.

               10.5.3 By Parent, Universal and CHI Maine. By written notice from Parent, Universal and CHI Maine to the General Partner and the Partnership if
(a) any condition set forth herein for the benefit of Parent or Universal shall not have been timely satisfied, (b) the General Partner and the Partnership fails to perform any obligation hereunder in a timely manner and fails to sure the same promptly after written notice thereof from Parent and Universal to the Partnership or (c) any representation or warranty of the General Partner and the Partnership hereunder proves to be false in any material respect and is not promptly cured after written notice thereof from Parent and Universal to the General Partners and the Partnership.

               10.5.4 By Any Party. By written notice from any party to the other parties if the Closing contemplated hereunder has not taken place on or before October 15, 1996 (other than as a result of the failure of any party to cause the satisfaction of a closing condition which is under such party's control); provided, however, that the General Partner and the Partnership may extend such date to a date not later than October 31, 1996 by delivery of written notice to Parent and Universal which (i) sets forth the extended date,
(ii) expressly waives the closing condition set forth in Section 7.13 above. and
(iii) confirms that the General Partner and the Partnership are currently in compliance with all of its obligations under this Agreement.




                                   ARTICLE 11
                                   Tax Matters


          11.1 Sales and Transfer Taxes. All transfer, sales, use, documentary transfer, stamp or excise taxes, or other similar taxes of any type payable in connection with the Merger or otherwise in connection with the consummation of the transaction contemplated by this Agreement and the other Closing Documents (including filing fees, if any, under the HSR Act), shall be borne 50% by the Trust and 50% by Parent pursuant to a separate agreement executed contemporaneously herewith.

          11.2 Other Taxes and Tax Returns.

               11.2.1 Parent and Universal's Responsibility. Parent, Universal and their Affiliates shall cause to be prepared and filed, and shall pay any and all taxes, interest or penalties associated therewith, any and all tax returns, reports and forms relating to taxes which are required to be filed for, by, on behalf of, or with respect to CHI Maine, the CHI Maine Assets, the Projects or the Sites on or before the Merger Effective Time, or after the Merger Effective Time and relating to any taxable period or portion thereof ending on or before the Merger Effective Time, except to the extent that such taxes were included in the determination of Current Liabilities. Parent and Universal shall indemnify the Partnership and its Affiliates and hold the Partnership and its Affiliates harmless from any an all liabilities associated with the failure by Parent, Universal or any of their Affiliates to comply with the obligations set forth in the preceding sentence.

               11.2.2 Partnership's Responsibility. The Partnership and its Affiliates shall cause to be prepared and filed, and shall pay any and all taxes, interest or penalties associated therewith, each tax return, report, or form (other than any tax return, report or form described in Section 11.2.1) which is required to be filed for, by, on behalf of or with respect to CHI Maine, the CHI Maine Assets, the Projects or the Sites for all periods commencing after the Merger Effective Time. The Partnership shall indemnify Parent, Universal and their Affiliates and hold Parent, Universal and their Affiliates harmless from any and all liabilities associated with the failure by the Partnership or any Affiliates thereof to comply with the obligations set forth in the preceding sentence.

          11.3. Cooperation and Exchange of Information. The Partnership, Parent and Universal shall furnish or cause to be furnished to each other (at reasonable times) upon request and as promptly as practicable, such information (including, without limitation, access to personnel and books and records) pertinent to tax matters to which this Agreement relates and assistance relating to such tax matters as is reasonably necessary for the preparation, review, audit and filing of any tax return, the preparation for any tax audit, or the defense or prosecution of any assessment or other similar claim or any administrative or court proceeding. The party requesting information shall reimburse the other for the third party costs of providing such information. Any information obtained by a party hereto or its Affiliates from another party hereto or its Affiliates in connection with any tax matters to which this Agreement relates shall be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or claims or refund or in conducting an audit or other proceeding.

          11.4 Tax Proceedings. The Partnership shall give reasonably prompt written notice to Parent and Universal upon receipt by either the Partnership or any of its Affiliates of written notice of any audit of, assessment against, or administrative, court or other proceeding relating to CHI Maine, the CHI Maine Assets, any Project or any Site with respect to which Parent and Universal is required to indemnify, defend, and hold the Partnership harmless under Section
11.2.1 or which may otherwise affect the determination of taxes for which Parent and Universal is obligated to indemnify, defend and hold harmless under this Agreement. Parent and Universal shall give reasonably prompt written notice to the Partnership upon receipt by Parent or Universal or any of their Affiliates of written notice of any audit of, assessment against, or, administrative, court or other proceeding relating to CHI Maine, the CHI Maine Assets, any Project or any Site with respect to which Parent and Universal or the Partnership is required to indemnify, defend and hold harmless the other under Section 11.2.1 or Section 11.2.2, respectively, or which may affect the determination of taxes for which Parent, Universal or the Partnership is obligated to indemnify, defend and hold harmless under this Agreement.

          11.5 Treatment of Merger. The parties agree that for federal and state income tax purposes the parties shall treat the Merger as a cash merger in which the Partnership is acquiring the CHI Maine Assets from CHI Maine to the extent of the Cash Consideration, as the same may be adjusted pursuant to the terms hereof.

          11.6 Survival. Notwithstanding anything contained in this Agreement to the contrary, each of the parties' representations, warranties, covenants, agreements, rights, and obligations with respect to any tax covered by this Agreement shall survive the Merger Effective Time and shall not terminate until 45 calendar days after the expiration of all statutes of limitation (including any and all extensions thereof) applicable to such tax or the assessment thereof.









                                   ARTICLE 12
                                  Miscellaneous


          12.1 Transaction Costs. Except as otherwise expressly provided herein, the General Partner and the Partnership, on the one hand, and Parent and Universal, for themselves and on behalf of CHI Maine, on the other hand, shall pay all of their own costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          12.2 Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

          12.3 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.

          12.4 Assignments. No party shall assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

          12.5 Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns. Notwithstanding the preceding sentence or any other provision of this Agreement, all of the representations and warranties made by or on behalf of CHI Maine herein, and all of the covenants and obligations herein of CHI Maine, which in any such case are for the benefit of the

General Partner and the Partnership, shall, on and after the Merger Effective Time, and without further action of the parties, automatically be deemed to be assumed by Parent and Universal for the benefit of the General Partner and the Partnership as if made by Parent and Universal in the first instance.

          12.6 Headings. This headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

          12.7 Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telefaxed, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

          To the General Partner and the Partnership and to CHI Maine (Post-Closing)

                                               With a copy to:

c/o Ridgewood Power Corporation                De Forest & Duer
947 Linwood Avenue                             90 Broad Street
Ridgewood, NJ  07450                           New York, NY 10004
Attn:  President                               Attn:  Lee Black

To Parent, Universal and to CHI Maine
(Pre-Closing)

                                                With a copy to:
Consolidated Hydro, Inc.                        Consolidated Hydro, Inc.
Stamford Towers                                 Andover Business Park
680 Washington Boulevard                        200 Bulfinch Drive
5th Floor                                       Andover, MA 01810
Stamford, CT  06901                             Attn:  Daniel S. Pease
Attn:  Edward M. Stern
                                                Curtis Thaxter Stevens Broder &
                                                Micoleau Limited Liability
                                                  Company, P.A.
                                                One Canal Plaza
                                                P.O. Box 7320
                                                Portland, ME 04112
                                                Attn:  Stephen E. Champagne


or to such other address as any party may designate by notice complying with the terms of this Section 12.7. Each such notice shall be deemed delivered (a) on the date


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



actually delivered if by messenger or courier service; (b) on the date of confirmed answer-back if by telefax and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

          12.8 Severability. If any provision of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

          12.9 Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

          12.10 Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other Closing Document, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorney's fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

          12.11 Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or inequity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

          12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall


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constitute one and the same instrument. Confirmation of execution by telefax of a signature page shall be binding upon any party so confirming.

          12.13 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to principles of conflicts of laws.

          12.14 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

          12.15 Survival. All representations, warranties, covenants and agreements made herein or otherwise referenced herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for the time periods herein provided.

          12.16 Materiality. As used in this Agreement the word "material" shall refer to materiality with respect to the subject matter of the particular representation, warranty or covenant in questions, and not materiality in relation to the purchase price or transactions contemplated hereby as taken as a whole.

          12.17 Inducement to Transaction. All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party of enter into this Agreement.

          12.18 Receipt of Monies, Etc. Any monies, checks, drafts, money orders, postal notes and other instruments received after the Closing Date by Parent or Universal or their Affiliates in payment of any amounts due to CHI Maine or the Partnership after the Closing Date shall be promptly delivered to the Partnership.

          12.19 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association then pertaining, and judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Arbitration hearings shall be held in the City of Portland, Maine.

          12.20 Confidentiality and Communications. Because of the highly sensitive nature of this transaction and Parent and Universal's concerns with the impact that the transaction may have on their employees, the General Partner and the Partnership agree that they shall initiate all transaction related due diligence and shall arrange all site visits and communications with employees of CHI Maine through Edward M. Stern or Daniel S. Pease. The General Partner and the Partnership agree to keep confidential, and to cause their Affiliates, employees, counsel, accountants,


                                                       41


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consultants, advisors, lenders, and representatives (collectively their
"Agents") to keep confidential any information provided by Parent, Universal or CHI Maine to the General Partner and the Partnership to be used by the General Partner and the Partnership or their Agents in connection with their investigation of CHI Maine, the Projects or the Sites, and to return to Parent and Universal, on their written request, any and all documents or other written information so obtained, together with all copies thereof; provided, that nothing herein shall limit the disclosure of such information to the extent required by applicable law or judicial process or to the extent determined by Affiliates of the General Partner and the Partnership as being necessary or appropriate for disclosure to direct or indirect investors in the General Partner and the Partnership. The confidentiality requirement of this paragraph shall not apply to any information that is or becomes generally available to the public, is or becomes available to the General Partner and the Partnership and their Agents from a non-confidential source, or that is required to be disclosed by law. The General Partner and the Partnership agree to advise their Agents of the confidential nature of the information and of the obligation of such Agents to comply with the provisions of this Agreement with respect thereto. The General Partner and the Partnership shall use and cause their Agents to use information supplied or obtained hereunder in good faith and only for purposes of evaluating and proceeding with the transaction anticipated by this Agreement.




























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                                   ARTICLE 13
                                Execution Clause


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 1, 1996.

                                           The Partnership:
CHI Maine:                                 Ridgewood Maine Hydro Partners, L.P.
Consolidated Hydro Maine, Inc.             By: Ridgewood
                                           Maine Hydro Corporation,
                                           general partner
By:     _________________________          By:    ________________________
Name:   _________________________          Name:  ________________________
Title:  _________________________          Title: ________________________


Universal:                                 The General Partner:
CHI Universal, Inc.                        Ridgewood Maine
                                           Hydro Corporation

By:     _________________________          By:    ________________________
Name:   _________________________          Name:  ________________________
Title:  _________________________          Title: ________________________


Parent:
Consolidated Hydro, Inc.

By:     _________________________
Name:   _________________________
Title:  _________________________

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                                Table of Contents




Article #     Description                                           Page #

Article I     Definitions and Interpretations                            1

Article II    The Merger and Merger Consideration                        7

Article III   Closing Date and Actions at Closing                        9

Article IV    Certain Representations and Warranties
                Relating to Parent, Universal and CHI
                Maine                                                   12

Article V     Certain Representations and Warranties
                Relating to CHI Maine and the Projects                  14

Article VI    Representations and Warranties of the
                General Partner and the Partnership                     22

Article VII   Conditions Precedent to the Obligations of
                the General Partner and the Partnership                 26

Article VIII  Conditions Precedent to the Obligations of
                Parent, Universal and CHI Maine                         28

Article IX    Indemnification                                           30

Article X     Covenants                                                 31

Article XI    Tax Matters                                               35

Article XII   Miscellaneous                                             37

Article XIII  Execution Clause                                          42